Exhibit 4.1

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

THIS REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”), dated as of April 20, 2007, is made by and between ALLOY, INC., a Delaware corporation (“Parent”), and FRONTLINE MARKETING, INC., a Delaware corporation (the “Seller”).

A. Reference is made to the Asset Purchase Agreement of even date herewith (the “Purchase Agreement”) by and among Parent, Alloy Media, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (the “Buyer”), the Seller and the stockholders of the Seller, providing for, among other things, the acquisition by the Buyer of substantially all of the assets of the Seller. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Purchase Agreement.

B. Pursuant to the Purchase Agreement, Parent may elect to issue shares of its Common Stock (as hereinafter defined) as part of the consideration to be paid pursuant to the Purchase Agreement and has agreed to grant certain registration rights to the Seller with respect thereto.

NOW, THEREFORE, in consideration of the promises and agreements contained herein, the parties hereto agree as follows:

1. Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Commission” means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

“Common Stock” means the Common Stock, $.01 par value per share, of Parent, as constituted as of the date of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Holder” means, as of any date, the Seller and each other Person to whom the Seller (or subsequent Holder) shall have assigned any rights hereunder in accordance with the provisions of Section 8(d) hereof and who owns Registrable Securities as of such date.

“Holder Indemnitees” has the meaning set forth in Section 6 hereof.

“Losses” has the meaning set forth in Section 6 hereof.

“Parent Registration Statement” has the meaning set forth in Section 2 hereof.

EXECUTION COPY

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, or a government or any agency or political subdivision thereof.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” means any prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by any Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference in such Prospectus.

“Register,” “Registered” and “Registration,” whether or not capitalized, mean and refer to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such Registration Statement.

“Registration Expenses” has the meaning set forth in Section 5 hereof.

“Registrable Securities” means any shares of Common Stock to be issued to the Seller pursuant to Section 2.3 of the Purchase Agreement and any shares of Common Stock issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, such shares; provided, however, that such shares shall cease to be Registrable Securities (x) upon the consummation of any sale of such shares pursuant to (i) an effective Registration Statement under the Securities Act or (ii) Rule 144, (y) at such time, if any, as such shares become eligible for sale under Rule 144(k) under the Securities Act or (z) with respect to any Holder, on the first date when all of the Registrable Securities then held by such Holder are eligible for sale during any subsequent three-month period under Rule 144.

“Registration Statement” means any registration statement on Form S-3 of Parent filed with the Commission pursuant to the Securities Act and any additional registration statement, including (in each case) the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference in such registration statement to be filed pursuant to the terms of this Agreement.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such rule.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Selling Expenses” has the meaning set forth in Section 5 hereof.

“Standstill Notice” has the meaning set forth in Section 3 hereof.

“Underwritten Registration” or “Underwritten Offering” means a registration in connection with which securities of Parent are sold to an underwriter for reoffering to the public pursuant to an effective Registration Statement, excluding any registration statement relating to any equity compensation plan, or with respect to any corporate merger or other transaction under Rule 145 of the Securities Act.

2. Registration of Registrable Securities.

(a) Parent shall use commercially reasonable efforts to file at least thirty (30) days prior to the date of issuance of Registrable Securities to the Seller pursuant to Section 2.3 of the Purchase Agreement (the “Issuance Date”) a Registration Statement for a public offering of all of the Registrable Securities (the “Parent Registration Statement”), and shall use commercially reasonable efforts to cause the same to be declared effective by the Commission as promptly as practicable after such filing, and to keep the Parent Registration Statement effective until the earlier of (i) twenty-four (24) months after its effective date or (ii) the date on which all of the Registrable Securities so registered have been sold pursuant to the Parent Registration Statement or have ceased to be Registrable Securities. Parent shall be entitled to include in the Parent Registration Statement shares of Common Stock to be sold by Parent or by other holders of Common Stock for its or their own account, except as and to the extent that such method of disposition is an Underwritten Offering and in the opinion of the managing underwriter such inclusion would adversely affect the marketing of the Registrable Securities to be sold.

(b) Parent may defer the filing of the Parent Registration Statement if (i) there is material non-public information regarding Parent that the Board of Directors of Parent reasonably determines not to be in Parent’s interest to disclose and which Parent is not otherwise required to disclose or (ii) Parent is then pursuing a significant business transaction (including, but not limited to, the acquisition or disposition of assets or any merger, consolidation, tender offer or other similar transaction) which would require disclosure in a Registration Statement or other filing with the Commission, but that the Board of Directors of Parent reasonably determines not to be in Parent’s interest to disclose, provided that, Parent shall, upon determining to seek such deferral, promptly deliver to the Seller a certificate signed by an executive officer of Parent stating that Parent is deferring such filing and containing an approximation of the length of the anticipated delay. Notwithstanding the foregoing, Parent shall endeavor to file the Parent Registration Statement no later than 180 days following the Issuance Date.

3. Obligations of Parent. Parent covenants that it shall:

(a) subject to the provisions of Section 2, prepare and file with the Commission the Parent Registration Statement and use commercially reasonable efforts to cause the Parent Registration Statement to become effective;

(b) prepare and file with the Commission such amendments and supplements to the Parent Registration Statement and the Prospectus included therein as may be necessary or required to keep the Parent Registration Statement effective for the period required hereby and comply with all applicable provisions of the Securities Act;

(c) use commercially reasonable efforts to prevent the issuance of any stop order or other order suspending the effectiveness of the Parent Registration Statement and, if such an order is issued, to obtain the withdrawal thereof at the earliest possible time and to promptly notify each Holder of Registrable Securities included in the Parent Registration Statement of such order;

(d) furnish to each Holder of Registrable Securities included in the Parent Registration Statement such number of copies of the Prospectus included in the Parent Registration Statement (including each preliminary Prospectus) as such Persons reasonably may request in order to comply with the requirements of the Securities Act;

(e) notify the Holders of Registrable Securities included in the Parent Registration Statement upon the occurrence of any event as a result of which the Prospectus included in the Parent Registration Statement, as then in effect, contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and as promptly as practicable, prepare, file and furnish to such Holders a reasonable number of copies of a supplement or an amendment to such Prospectus as may be necessary so that such Prospectus does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; provided, however, that Parent may delay preparing, filing and distributing any such supplement or amendment if Parent determines in good faith that such supplement or amendment might, in the reasonable judgment of Parent, (i) interfere with or affect the negotiation or completion of a transaction that is being contemplated by Parent (whether or not a final decision has been made to undertake such transaction) or (ii) involve initial or continuing disclosure obligations that are not in the best interests of Parent’s stockholders at such time; and provided, further, that (x) Parent shall give notice (a “Standstill Notice”) of any such delay to each such Holder, (y) such delay shall not extend, with respect to the registration effected pursuant to the provisions of Section 2, for a period of more than ninety (90) days without the written consent of the Seller and (z) Parent shall not exercise such right more than twice during any twelve-month period;

(f) if required, use commercially reasonable efforts to register or qualify the Registrable Securities covered by the Parent Registration Statement under the securities or “blue sky” laws of such United States jurisdictions as the sellers of Registrable Securities or, in the case of an Underwritten Offering, the managing underwriter or underwriters reasonably shall request; provided, however, that Parent shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

(g) use commercially reasonable efforts to include the Registrable Securities covered by the Parent Registration Statement on the NASDAQ Global Market or any other securities exchange on which the Common Stock of Parent is then listed; and

(h) in the event of an Underwritten Offering of the Registrable Securities, enter into and perform its obligations under an underwriting agreement, in usual and customary form reasonably acceptable to Parent, with the managing underwriter of such offering.

4. Obligations of Holders. Each Holder covenants that it shall:

(a) furnish to Parent such information regarding itself and the intended method of disposition of Registrable Securities as necessary to assure compliance with applicable federal and state securities laws or as Parent shall reasonably request;

(b) upon receipt of any notice from Parent of the happening of any event of the kind described in Section 3(c), immediately discontinue disposition of Registrable Securities pursuant to the Parent Registration Statement until withdrawal of the stop order referred to in Section 3(c);

(c) discontinue disposition of Registrable Securities pursuant to the Parent Registration Statement during the period from the date specified in the Standstill Notice given by Parent pursuant to Section 3(e) above that Parent has determined in accordance with Section 3(e) that it will delay the preparation and filing of an amendment or supplement to the Prospectus included in the Parent Registration Statement until the expiration date specified in such notice; and

(d) sell, transfer or otherwise dispose of shares of Registrable Securities only through Merrill Lynch or such other broker selected by such Holder and approved by Parent.

5. Expenses. All expenses incurred by Parent in complying with Section 2, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for Parent, fees and expenses incurred in connection with complying with state securities or “blue sky” laws, fees payable to the National Association of Securities Dealers, Inc., fees payable to any securities exchange or over-the-counter market quotation system (i.e., NASDAQ Global Market), and fees of transfer agents and registrars, but excluding any Selling Expenses, are called “Registration Expenses.” All underwriting discounts and selling commissions, fees of advisors to Holders of Registrable Securities and transfer and similar taxes are called “Selling Expenses.” All Registration Expenses shall be borne by Parent and all Selling Expenses shall be borne by the participating Holders pro rata on the basis of the number of shares so registered.

6. Indemnification and Contribution. If any Registrable Securities are included in a Registration Statement under this Agreement:

(a) To the extent permitted by law, Parent shall indemnify and hold harmless each selling Holder, the Holder’s direct and indirect subsidiaries and affiliates, and each of their partners, directors, officers, employees, stockholders, agents and representatives (all referred to as “Holder Indemnitees”) against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs or reasonable out-of-pocket expenses (whether joint or several) (collectively, including reasonable legal fees or other expenses reasonably incurred in connection with investigating or defending same, “Losses”), insofar as any such Losses arise out of or are based upon (i) any untrue statement of a material fact or alleged untrue statement of a material fact contained in such Registration Statement, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent will reimburse such selling Holders for any reasonable legal fees or other expenses as reasonably incurred by any such Holder Indemnitee in connection with investigating or defending any Loss; provided, however, that the foregoing indemnity shall not apply to amounts paid in settlement of any Loss if such settlement is effected without the consent of Parent, nor shall Parent be obligated to indemnify any Holder Indemnitee for any Losses to the extent that such Losses arise out of or are based upon and in conformity with information furnished by such Holder Indemnitee for use in such Registration Statement; and provided, further, that Parent shall not be required to indemnify any Holder Indemnitee to the extent that any Loss results from such Person selling Common Stock (i) to a Person to whom there was not sent or given, at or prior to the written confirmation of the sale of such shares, a copy of the Prospectus, as most recently amended or supplemented, if Parent has previously furnished or made available copies thereof or (ii) following written notice of the occurrence of an event described in Section 3(c) or 3(e) hereof.

(b) To the extent permitted by law, each selling Holder agrees to indemnify and hold harmless Parent, the officers, directors, employees, agents and representatives of Parent, and each Person, if any, who controls Parent within the meaning of the Securities Act or the Exchange Act, against all Losses to the extent that any such Losses arise out of or are based upon and in conformity with information furnished by such Holder for use in such Registration Statement or a breach by such selling Holder or any of its obligations hereunder; and each selling Holder agrees to reimburse all legal fees or other expenses as reasonably incurred by Parent and any such officer, director, employee, agent, representative, or controlling Person, in connection with investigating or defending any such Loss; provided, however, that the foregoing indemnity shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of such Holder, which consent shall not be unreasonably withheld.

(c) Promptly after receipt by an indemnified party under this Section 6 of notice of the commencement of any Proceeding (including by reason of any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the reasonably incurred fees and expenses of one such counsel to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate under applicable standards of professional conduct due to actual or potential conflicting interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such Proceeding, to the extent prejudicial to its ability to defend such Proceeding, shall relieve such indemnifying party of any liability to the indemnified party under this Section 6 with respect to such Proceeding, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 6 of with respect to any other Proceeding.

(d) If the indemnification provided for in this Section 6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Losses, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the actions or omissions which resulted in such Losses, as well as any other equitable considerations, it being understood that the relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

7. Lock-up.

(a) The Seller agrees that, except as expressly permitted by Section 7(b) of this Agreement, and subject to any other restrictions on the Transfer (as defined below) of shares of Common Stock issued to the Seller pursuant to the Purchase Agreement (the “Additional Transfer Restrictions”), the Seller will not, directly or indirectly, offer to sell, contract to sell or otherwise sell or dispose of, or enter into any other transaction which is designed to, or might reasonably be expected to, result in the transfer (whether by actual transfer or effective economic transfer due to cash settlement or otherwise) of any right, title or interest in or to any of the Registrable Securities issued to the Seller, including, without limitation, by filing (or participating in the filing of) a registration statement (other than pursuant to the provisions of this Agreement) with the Commission in respect of, or establishing or increasing a put equivalent position within the meaning of Section 16 of the Exchange Act (hereinafter referred to as a “Transfer”).

(b) One-twelfth (1/12) of the Registrable Securities issued to the Seller shall be released from the restrictions on Transfer set forth in Section 7(a) of this Agreement each calendar month for a period of twelve (12) months commencing on the date which is the later of (i) the Issuance Date and (ii) the effectiveness of the registration statement filed pursuant to this Agreement, provided that in no event shall more than twenty-five percent (25%) of the Registrable Securities issued to the Seller be Transferred by the Seller in any one (1) month period.

(c) The certificates evidencing the Registrable Securities shall include, in addition to any other required legends, a legend substantially similar to that set forth below:

THESE SECURITIES ARE SUBJECT TO A REGISTRATION RIGHTS AND LOCKUP AGREEMENT, DATED AS OF APRIL 20, 2007, BETWEEN THE HOLDER HEREOF AND ALLOY, INC. WHICH RESTRICTS THE TRANSFER OF SUCH SECURITIES. A COPY OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF ALLOY, INC.

Upon release of any Registrable Securities from the restrictions on Transfer set forth in this Section 7, Parent shall cause to be issued to such holder a certificate representing such shares without the foregoing legend as promptly as practicable following receive by Parent of a written request of the Seller requesting the removal of such legend.

(d) Parent may, from time to time, make stop transfer notations in its records and deliver stop transfer instructions to its transfer agent to the extent Parent reasonably considers it necessary to ensure compliance with the terms of this Agreement, the Securities Act and any applicable state securities laws.

8. Miscellaneous.

(a) All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by facsimile, with confirmation as provided above addressed as follows:

(i)	if to Parent, to:

Alloy, Inc.

151 West 26th Street, 11th Floor

New York, NY 10001

Attention: Chief Executive Officer

Facsimile: (212) 244-4311

with a copy to (which shall not constitute notice):

Alloy, Inc.

151 West 26th Street, 11th Floor

New York, NY 10001

Attention: General Counsel

Facsimile: (212) 244-4311

and

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: Dean G. Zioze, Esq.

Facsimile: (617) 542-2241

(ii)	if to the Seller, to:

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent and (c) in the case of facsimile transmission, upon confirmed receipt.

(b) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its conflicts of laws provisions. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the state and federal courts sitting in New York City over any suit, action or proceeding arising out of or relating to this Agreement. The parties irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties agree that a final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the parties and may be enforced in any other courts to whose jurisdiction other parties are or may be subject, by suit upon such judgment.

(c) This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by Parent and the Seller. Any party to this Agreement may waive in writing any obligation owed to it by any other party under this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

(d) The rights and obligations hereunder of the Holder may be assigned to a transferee of the Registrable Securities as long as: (i) Parent is, within ten (10) days following such transfer, furnished with written notice of the name and address of such transferee, (ii) the transferee agrees in writing with Parent to be bound by all of the provisions hereof and (iii) such transfer is made in accordance with the applicable requirements of the Purchase Agreement and any other applicable agreement. No rights under this Agreement shall be assigned to any Person to whom less than a majority of the number of shares of Registrable Securities held by the transferor is transferred; provided, however, that a Holder may assign its rights under this Agreement if the assignment is made in connection with a distribution without consideration, such as by a gift or creation and funding of a trust. The rights and obligations of the parties hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(e) In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

(f) This Agreement may be executed in any number of counterparts by original or facsimile signature, each such counterpart shall be an original instrument, and all such counterparts together shall constitute one and the same agreement.

(g) This Agreement, together with the Purchase Agreement and the agreements delivered in connection therewith, contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements or understandings, written or oral, among the parties with respect thereto.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Registration Rights and Lock-up Agreement to be executed on its behalf as of the day and year first above written.

PARENT:

ALLOY, INC.

By:	/s/ Gina DiGioia
Name:	Gina DiGioia
Title:	Chief Legal Officer

THE SELLER:

FRONTLINE MARKETING, INC.

By:	/s/ Jefferson Myers
Name:
Title: